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Exhibit 99.1

[LOGO OF MCLEODUSA INCORPORATED APPEARS HERE]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz bnemitz@mcleodusa.com
Phone:  (319) 790-7800
FAX: (319) 790-7767

FOR IMMEDIATE RELEASE

                 McLeodUSA Announces Three-For-One Stock Split

     CEDAR RAPIDS, IOWA -- February 29, 2000 -- McLeodUSA Incorporated (Nasdaq:
MCLD), one of the fastest growing telecommunications providers in the country, today announced that its Board of Directors has declared a three-for-one stock split in the form of a stock dividend. The Board decision was made following a two-day policy and strategy session held recently involving Board members and senior management. The record date for the stock split will be April 4, 2000. Stockholders of record at market close on that date will receive two additional shares of McLeodUSA common stock for each share held. Distribution of the additional shares will take place on April 24, 2000.

     "This is the second split for McLeodUSA stockholders in nine months," stated Clark McLeod, Chairman of the Board and Chief Executive Officer. McLeodUSA initiated trading of its common stock in June of 1996 at $20. In July 1999, a two-for-one split occurred at $58.875, and yesterday's closing price was $89.063. McLeod added, "This action by the McLeodUSA Board will create a share price that should be attractive to a broad range of investors."

     The three-for-one split is subject to stockholder approval of an amendment to the McLeodUSA certificate of incorporation to increase the number of authorized shares. An amendment to accomplish this increase is scheduled to be considered at the March 30, 2000 Special Meeting of McLeodUSA stockholders.

     McLeodUSA, founded in June of 1991, is a provider of integrated telecommuni-cations services to business and residential customers. The Company's telecommunications customers are located in 12 Midwest and Rocky Mountain states, with 9 additional expansion states to be added. McLeodUSA is a facilities-based telecommunications provider with 27 switches, 679,000 local lines, 8,100 employees, and over 10,000 route miles of fiber optic network. In the next 12 months, the Company's publishing subsidiaries plan to distribute 24 million copies of competitive directories in 22 states, expected to reach nearly 41 million people.
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